EXHIBIT 3

EURO DISNEY S.C.A. Group

First Half 2007 Results Announcement

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

	First Half
(€ in millions, unaudited)	2007	2006(1)

Net loss	(82.0)	(101.8)
Items not requiring cash outlays:
Depreciation and amortization	75.4	74.0
Other	8.3	3.5
Net changes in working capital account balances	(8.4)	(0.3)

Cash flows used in operating activities	(6.7)	(24.6)

Capital expenditures for tangible and intangible assets	(65.5)	(66.6)
Other	-	(0.1)

Cash flows used in investing activities	(65.5)	(66.7)

Repayments of borrowings	(0.3)	(0.1)

Cash flows used in financing activities	(0.3)	(0.1)

Change in cash and cash equivalents	(72.5)	(91.4)
Cash and cash equivalents, beginning of period	266.4	242.2

Cash and cash equivalents, end of period	193.9	150.8

(1)

2006 figures for the First Half have been restated to reflect the reclassification of restricted cash under other non current assets and bank overdrafts under trade and other payables. This cash flow presentation is consistent with the fiscal year 2006 financial statements.

SUPPLEMENTAL CASH FLOW INFORMATION

	First Half
(€ in millions, unaudited)	2007	2006
Supplemental cash flow information:
Interest paid	33.3	31.4

Non-cash financing and investing transactions:
Deferral into borrowings of accrued interest under TWDC and CDC subordinated loans	25.2	22.4
Deferral into borrowings of management fees and royalties	25.0	25.0